REORGANIZATION AND STOCK PURCHASE
                        AGREEMENT

REORGANIZATION AND STOCK PURCHASE AGREEMENT ("Agreement"), dated May 28, 1999, by and among Lakota Energy, Inc., a Colorado corporation (hereinafter referred to as "Lakota"), 2-Infinity.com, Inc., a Texas corporation (hereinafter referred to as "Infinity"), and Majed Jalali, the sole individual stockholder of Infinity (hereinafter referred to as "Jalali"). Each of Lakota, Infinity, and Jalali shall be referred to herein as a "Party" and collectively as the "Parties".

                        W I T N E S S E T H

WHEREAS, Jalali owns 100% of the issued and outstanding common stock of Infinity (the "Infinity Shares") as set forth in Exhibit "A" attached hereto;

WHEREAS, Jalali desires to sell and Lakota desires to purchase the Infinity Shares in accordance with the terms, conditions, covenants and promises set forth herein;

NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the Parties hereto as follows:

                             ARTICLE 1
                            DEFINITIONS

Capitalized terms in this Agreement shall have the meanings indicated below:
     1.1 "Initial Closing Date" shall mean the date when all the Parties hereto have executed this Agreement.

     1.2 "Closing" shall be the process of exchanging documents, certificates and materials by and between the Parties, and concluding all transactions contemplated hereunder within thirty (30) days of the Initial Closing Date.

     1.3 "Final Closing" shall be that date when all anticipated and contemplated exchanges of documents, certificates and materials between the Parties has been accomplished in accordance with the terms of this Agreement, which shall occur no later than thirty (30) days following the Initial Closing Date.

     1.4  "Subsidiary" shall be as described and defined in
     Section 3.1.4 hereof.

     1.5 "Initial Distribution" shall be as described and defined in Section 2.1 hereof.

     1.6 "Second Distribution" shall be as described and defined in Section 2.3.1 hereof.

     1.7 "Third Distribution" shall be as described and defined in Section 2.3.2 hereof.

     1.8 "Fourth Distribution" shall be as described and defined in Section 2.3.3 hereof.

     1.9 "Bonus Distribution" shall be as described and defined in Section 2.3.4 hereof.

     1.10 "Option" shall be as described and defined in
     Section 4.5 hereof.

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                              ARTICLE 2
                   SALE AND PURCHASE OF THE SHARES

     2.1 Sale of the Infinity Shares. Effective as of the Final Closing Date, and subject to the terms and conditions herein set forth, and on the basis of the representations, covenants, warranties and agreements herein contained, Jalali shall sell to Lakota and Lakota shall purchase from Jalali, all of the Infinity Shares. As consideration for the receipt of the Infinity Shares, Lakota shall cause to be issued to Jalali, or his assigns, concurrent with the delivery of the Infinity Shares and effective as of the Final Closing Date, an aggregate of Three Million (3,000,000) shares of Lakota common stock bearing an appropriate 144 restrictive legend (hereinafter "Initial Distribution").

     2.2 Instruments of Conveyance and Transfer. Effective as of the Final Closing Date, and subject to the provisions of
     Article 4 hereinbelow, Jalali shall deliver to Lakota a certificate or certificates representing all of the Infinity Shares held in the name of Jalali, and Lakota shall deliver to Jalali a certificate or certificates representing an aggregate of Three Million 3,000,000 shares of Lakota common stock.

     2.3 Additional Consideration Based Upon Performance. As additional consideration for the purchase of the Infinity Shares, Lakota shall issue to Jalali, or his assigns, additional shares of Lakota common stock, within thirty (30) days of when the gross sales (i.e. the total of all sales generated) of Infinity are confirmed by both the Lakota and Infinity Boards to have reached or surpassed the following milestones or goals:

     2.3.1 At such time as Infinity achieves gross sales of one million dollars (US$1,000,000) following the Final Closing Date (accumulated gross sales shall be calculated from all sales generated by Infinity effective as of the Final Closing Date), then Jalali shall be issued an aggregate of one million five hundred thousand (1,500,000) additional shares of Lakota common stock bearing an appropriate 144 restrictive legend (hereinafter "Second Distribution").

     2.3.2 In addition to the additional consideration set forth in Section 2.3.1 hereof, at such time as Infinity achieves gross sales of two million six hundred fifty thousand dollars (US$2,650,000) following the Final Closing Date, then Jalali shall be issued an aggregate of one million five hundred thousand (1,500,000) additional shares of Lakota common stock bearing an appropriate 144 restrictive legend (hereinafter "Third Distribution").

     2.3.3 In addition to the additional consideration set forth in Sections 2.3.1 and 2.3.2 hereof, at such time as Infinity achieves gross sales of four million six hundred fifty thousand dollars (US$4,650,000) following the Final Closing Date, then Jalali shall be issued an aggregate of one million five hundred thousand (1,500,000) additional shares of Lakota common stock bearing an appropriate 144 restrictive legend (hereinafter "Fourth Distribution").

     2.3.4 In addition to the consideration set forth in Sections 2.3.1, 2.3.2, and 2.3.3 hereof, in the event that Infinity reaches gross sales of at least $1,000,000 (accumulated gross sales calculated from the Final Closing Date) during the eight
     (8) months immediately following the Final Closing Date, and reaches gross sales of at least $2,650,000 during the fourteen
     (14) months immediately following the Final Closing Date, and reaches gross sales of at least $4,650,000 during the eighteen
     (18) months

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     immediately following the Final Closing Date, then
     Jalali shall be issued an aggregate of one million five hundred thousand (1,500,000) additional shares of Lakota common stock bearing an appropriate 144 restrictive legend (hereinafter
     "Bonus Distribution").

     2.3.5 The stock distributions described in Sections 2.3.1, 2.3.2, 2.3.3, and 2.3.4 are each independent of each other, and can be accumulated and shall be payable to Jalali at any time during his employment with Infinity, with the exception of the Bonus Distribution described under Section 2.3.4, which can only be accumulated if the second, third and fourth distributions are achieved within the time frames indicated in
     Section 2.3.4. All distributions of stock shall be made by Lakota to Jalali within thirty (30) days following the date when the gross sales have been confirmed or certified by both the Infinity and Lakota Board of Directors to have reached or exceeded the goals specified in the Sections above, and both Boards shall use their best efforts to confirm and certify the achievement of such goals within thirty (30) days following the end of the month in which the gross sales were reported to have achieved or exceeded the goals or milestones specified herein. The obligations of Lakota to make the distributions to Jalali described under this Section 2.3 shall be conditioned upon Jalali's continued employment with Infinity as its principal manager, and shall be forfeited by Jalali only in the event of his voluntary termination of his employment with Infinity, or in the event of his discharge by Infinity for cause; however, should Jalali's employment with Infinity be terminated by Infinity without cause, or without voluntary consent by Jalali, then ALL distributions described under this Section 2.3 (inclusive of all stock distributions described in Sections 2.3.1, 2.3.2, 2.3.3, and 2.3.4) shall become immediately vested in Jalali effective as of his date of termination, and shall be distributed to Jalali by Lakota within no more than thirty (30) days following his involuntary termination, without cause.

     2.4 Position and Title with Infinity. Effective as of the Final Closing Date, Jalali shall continue to serve as the President, Chief Executive Officer, and as a Director of Infinity under terms and minimum employment conditions which are mutually agreeable to the Parties. Lakota and Infinity agree to enter into any additional agreements or formal employment contracts with Jalali, if deemed appropriate, on or before the Final Closing Date in order to ensure the ongoing employment of Jalali as President and Chief Executive Officer of Infinity, effective as of the Final Closing Date.

     2.5 Position and Title with Lakota. Effective as of the Final Closing Date, Jalali will be appointed as a Director of Lakota, to serve as a full voting member of the Lakota Board of Directors at the discretion of the Lakota stockholders, until his successor shall be duly elected and qualified.

     2.6 Lakota's Appointments to the Infinity Board. Effective as of the Final Closing Date, Lakota will appoint two (2) members to the Infinity Board of Directors, to serve at the discretion of the stockholder(s), until their successors are duly elected and qualified.

                              ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Infinity. To induce Lakota to enter into this Agreement and to consummate the transactions contemplated hereby, Infinity represents and warrants, that as of the Initial Closing Date and continuing through the Final Closing Date, the following are true and correct:

     3.1.1 Corporate Authority. Infinity has the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement constitutes the legal, valid and binding obligation of Infinity.

     3.1.2 Corporate Existence and Authority of Infinity. Infinity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. It has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in the State of Texas, or any other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

     3.1.3 Capitalization of Infinity. The authorized equity securities of Infinity consist of two thousand (2,000) shares of common stock, of which all two thousand (2,000) shares are issued and outstanding to Majed Jalali at the time of execution of this Agreement and as of the Initial Closing Date. No other shares of capital stock of Infinity are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. There are no options, other than as specified herein under Section 4.5 below, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by Infinity, which provide for the purchase, issuance or transfer of any shares of the capital stock of Infinity other than those which are disclosed herein and/or are contemplated under this Agreement; nor are there any outstanding securities granted or issued by Infinity that are convertible into any shares of the equity securities of Infinity, and none is authorized. Infinity is not obligated or committed to purchase, redeem or otherwise acquire any of its equity. All presently exercisable voting rights in Infinity are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before it's shareholders, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of Infinity's equity securities, however, the Parties agree that such Voting Trusts or Voting Agreements are not prohibited by the Infinity Bylaws or by applicable law, and that such an agreement may be entered into by the Infinity shareholders, should they so elect.

     3.1.4 Subsidiaries. "Subsidiary" or "Subsidiaries" means all corporations, trusts, partnerships, associations, joint ventures or other Persons, as defined below, of which a corporation or any other Subsidiary of such corporation owns not less than twenty percent (20%) of the voting securities or other equity, or of which such corporation or any other Subsidiary of such corporation possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting shares, management contracts or otherwise. "Person" means any individual, corporation, trust, association, partnership, proprietorship, joint venture or other entity. There are no Subsidiaries of Infinity.

     3.1.5 Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which either Infinity or Jalali are a party or by which either of them or any of their properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of Infinity; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on Infinity.

     3.1.6 Taxes. All known taxes, assessments, fees, penalties, interest and other governmental charges with respect to Infinity which have become due and payable as of the Initial Closing Date, have been paid in full or adequately reserved against by Infinity, (including without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees' income withholding, social security and unemployment taxes), and all interest and penalties thereon with respect to the periods then ended and for all periods thereto. There are no other agreements of any character granted or issued by Infinity which provide for the purchase, issuance or transfer of any shares of the capital stock of Infinity nor are there any outstanding securities granted or issued by Infinity that are convertible into any shares of the equity securities of Infinity, and none is authorized. Infinity is not obligated or committed to purchase, redeem or otherwise acquire any of its equity. All presently exercisable voting rights in Infinity are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before it's shareholders, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of Infinity's equity securities.

     Further, there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against Infinity, nor are there any known actions, suits, proceedings, investigations or claims now pending against Infinity, nor are there any known actions, suits, proceedings, investigations or claims now pending against Infinity in respect of any tax or assessment, or any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and there is no known basis for the assertion of any additional taxes or assessments against Infinity.

     3.1.7 Disputes and Litigation. There is no suit, action, litigation, proceeding, investigation, claim, complaint, or accusation pending, threatened against or affecting Infinity or any of its properties, assets or business or to which Infinity is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect Infinity or any of its properties, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting Infinity or any of its properties, assets or business. There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of Infinity or any such person's heirs, executors or administrators as against Infinity.

     3.1.8 Compliance with laws. Infinity has at all times been, and presently is to the best of its knowledge and belief, in full compliance with, and has not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations. Infinity has filed all returns, reports and other documents and furnished all information required or requested by any federal, state, local or foreign governmental agency and all such returns, reports, documents and information are true and complete in all respects. All permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies required of Infinity for the conduct of its business through the Initial Closing Date have been obtained, or have been disclosed to Lakota, and no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval. Such permits, licenses, orders, franchises and approvals are valid and sufficient for all activities presently carried on by Infinity.

     3.1.9 Guaranties. Infinity has not guaranteed any dividend, obligation or indebtedness of any person; nor has any Person guaranteed any dividend, obligation or indebtedness of Infinity.

     3.1.10 Books and Records. Infinity keeps its books, records and accounts (including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with good business practice and in sufficient detail to reflect the transactions and dispositions of its assets, liabilities and equities. The minute books of Infinity contain records of its shareholders' and directors' meetings and of action taken by such shareholders and directors. The meeting of directors and shareholders referred to in such minute books were duly called and held, and the resolutions appearing in such minute books were duly adopted. The signatures appearing on all documents contained in such minute books are the true signatures of the persons purporting to have signed the same. A true and accurate list of Infinity assets and liabilities as of the Initial Closing Date is attached hereto as Exhibit "B". Further, attached hereto as Exhibit "C" is the current contract between Infinity and TUT Systems, Inc. which Infinity hereby represents, is a valid and binding obligation on all parties thereto. Infinity represents and warrants that there are no other material contracts or agreements in existence as of the Initial Closing Date.

     3.1.11 Jalali acknowledges that all shares of Lakota common stock issued in accordance with this Agreement will be "restricted securities" (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, ("Rule 144") as amended), that the Shares will include the restrictive legend set forth in Section 3.2 hereof, and, except as otherwise set forth in this Agreement, that the shares cannot be sold for a period of one (1) year from the date of issuance (which the Parties agree shall be the Final Closing Date) unless registered with the United States Securities and Exchange Commission ("SEC") and qualified by appropriate state securities regulators, or unless Jalali obtains written consent from Lakota and otherwise complies with an exemption from such registration and qualification (including, without limitation, compliance with Rule 144).

     3.2 Representations and Warranties of Lakota. To induce Infinity and Jalali to enter into this Agreement and to consummate the transactions contemplated hereby, Lakota represents and warrants to both Infinity and to Jalali individually, that as of the Initial Closing Date and continuing through the Final Closing Date, the following are true and correct:

     3.2.1 Corporate Existence and Authority of Lakota. Lakota is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. It has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in each state, nation or other jurisdiction in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary. Lakota has the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement constitutes the legal, valid and binding obligation of Lakota.

     3.2.2 Capitalization of Lakota. The authorized equity securities of Lakota consists of 50,000,000 shares of common stock, of which 33,588,906 shares are issued and outstanding as of the close of business on May 27, 1999, and 5,000,000 shares of Preferred Stock, of which no shares are issued and outstanding as of the close of business on May 27, 1999. No other shares of capital stock of Lakota are issued and outstanding, nor will any additional shares be issued by Lakota, except as contemplated herein, between the Initial Closing Date and the Final Closing Date. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. All presently exercisable voting rights in Lakota are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before it's shareholders, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of Lakota's equity securities.

     3.2.3 Subsidiaries. There are no Subsidiaries of Lakota, as the same have been defined under Section 2.1.4 above, with the sole exception of West Belt Energy, Inc., a Texas corporation.

     3.2.4 Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which Lakota is a party or by which it or any of its properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of Lakota; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on Lakota or any of its actions.

                              ARTICLE 4
                  CLOSING AND DELIVERY OF DOCUMENTS

     4.1 Initial Closing Date. The Initial Closing Date shall be the date that all Parties have signed this Agreement, which in no event, shall extend beyond June 1, 1999. Subsequent to the signing, and within no more than thirty (30) days of the Initial Closing Date (which in no event shall be beyond June 30, 1999), the following actions shall occur as a single integrated transaction, intended to consummate and conclude the obligations and conditions associated with the Closing:

     4.2 Delivery of Initial Funds by Lakota to Infinity. Within thirty (30) days following the Initial Closing Date, Lakota shall cause to be delivered or wire transferred to an account in the name of Infinity, located in Houston, Texas, an initial capital investment of one hundred and fifty thousand dollars (US$150,000) to be retained and used by Infinity for the funding of its ongoing business activities and the expansion of its business. Additional funds shall be contributed by Lakota to Infinity, as necessary, following receipt of a projected 1999 Budget from Infinity's management to the Boards of both Infinity and Lakota, following the Final Closing Date. All additional operating and expense budget funding shall be subject to the prior approval of both the Infinity and Lakota Boards of Directors, and shall be submitted by the Infinity management in accordance with good business practice and in sufficient detail to reflect the transactions and expenditures contemplated by the proposed budget. All such funds shall be available for disbursement by the management of Infinity, for the purposes of paying Infinity's ongoing business costs, debts, expenses and fees incurred after the Final Closing Date.

     4.3 Primary Stock Delivery by Lakota: Within no more than thirty (30) days following the Initial Closing Date, Lakota shall deliver to Jalali an aggregate of three million (3,000,000) shares of Lakota common stock, and all instruments of conveyance and transfer required by Section 2.2 subject to no liens, security interests, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever, except as set forth in the legend on the certificate(s), which legend shall provide as follows:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE
     HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
     ACT OF 1933, AS AMENDED (THE "ACT"), OR THE
     SECURITIES LAWS OF ANY STATE, AND MAY NOT BE
     OFFERED, SOLD, TRANSFERRED, PLEDGED,
     HYPOTHECATED OR OTHERWISE DISPOSED OF FOR A
     PERIOD OF TWO YEARS FROM THE ISSUANCE THEREOF
     EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION
     STATEMENT UNDER THE ACT AND ANY APPLICABLE

     STATE LAWS OR (ii) UPON THE EXPRESS WRITTEN
     AGREEMENT OF THE COMPANY AND COMPLIANCE, TO
     THE EXTENT APPLICABLE, WITH RULE 144 UNDER THE
     ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING
     TO THE DISPOSITION OF SECURITIES).

     4.4 Delivery by Jalali of Infinity Stock: Within no more than thirty (30) days following the Initial Closing Date, and simultaneous with Lakota's compliance with the transactions described under Sections 4.2 and 4.3 above, Jalali shall deliver to Lakota all of the Infinity Shares and all instruments of conveyance and transfer required by Section 2.2. All such transfers shall be effective as of the Final Closing Date.

     4.5 Option to Repurchase Infinity Shares. Lakota and Jalali acknowledge and agree that Jalali shall be granted and shall have the exclusive option ("Option ") to acquire that number of shares of common stock of Infinity which represents thirty percent (30%) of all the issued and outstanding common stock of Infinity at the time of exercise by Jalali, for a total sum equal to Ten Thousand Dollars (US$10,000). The Option will be exercisable by Jalali in only two events, namely: (1) the consummation and approval by the Shareholders and Board of Directors of Infinity of a sale of Infinity stock which results in a change in the majority interest or control of Infinity, or which is a sale of substantially all of the assets of Infinity; or (2) a registered public offering of Infinity securities to the public effectuated through the use of a registration statement with the SEC. As a condition precedent to the exercise of the Option by Jalali, Jalali must consent and agree in writing to the transaction which triggered the exercise of the Option, in form and substance identical to the transaction as approved by the Lakota and Infinity Shareholders and Board of Directors, said consent or agreement to take whatever form may be reasonably requested by the Lakota and Infinity Boards. This Option shall be exclusive to Jalali, and shall not be contingent upon Jalali's ongoing employment with Infinity, nor shall this Option be conditioned upon any of the performance goals or milestones discussed under Section 2.3 hereinabove.

                              ARTICLE 5
            CONDITIONS, TERMINATION, AMENDMENT AND WAIVER

     5.1 Condition Precedent. This Agreement, and the transactions contemplated hereby, shall be subject to the approval of the Board of Directors of Lakota and Infinity, and, if necessary, the respective shareholders thereof. All conditions described herein which are contemplated to occur within thirty (30) days of the Initial Closing Date, are conditions precedent to the final consummation of this Agreement, and shall be completed or waived by written agreement signed by all Parties, prior to the Final Closing Date. All transactions associated with Closing shall be accomplished within thirty (30) days of the Initial Closing Date, or this Agreement shall be deemed to be null and void. Time is of the essence in this Agreement.

     5.2 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Initial Closing Date by the mutual consent of all of the parties. Following execution of this Agreement, all conditions and transactions described above shall be concluded within thirty (30) days of the Initial Closing Date, as specified herein, unless extended or waived by written agreement, executed by all Parties hereto, prior to the expiration of the thirty (30) days following the Initial Closing Date. Failure of the Parties to conclude all contemplated transactions and delivery of documents, certificates and materials described herein within the time limits specified herein, shall render this Agreement null and void. Time is of the essence in this Agreement.

     5.3 Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof. The failure or delay of any Party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such Party's right at a later time to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

                              ARTICLE 6
                              COVENANTS

     6.1 To induce Lakota to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made by Infinity above, Jalali covenants and agrees as follows:

     6.1.1 Notices and Approvals. Jalali agrees: (a) to use his best efforts to cause Infinity to give all notices to third parties which may be necessary or reasonable in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use his best efforts to cause Infinity to obtain, all federal and state governmental regulatory agency approvals, consents, permit, authorizations, and orders which are reasonably necessary to be obtained in connection with this Agreement and the consummation of the transactions contemplated hereby; and (c) to use his best efforts to cause Infinity to obtain, all consents and authorizations of any other third parties which are reasonably necessary to be obtained in connection with this Agreement and the consummation of the transactions contemplated hereby.

     6.1.2 Information for Lakota's Statements and Applications. Jalali and Infinity and their employees, accountants and attorneys shall reasonably cooperate with Lakota in the preparation of any statements or applications made by Lakota to any federal or state governmental regulatory agency in connection with this Agreement and the transactions contemplated hereby and shall use their best efforts to furnish Lakota with all information concerning Infinity which is necessary or reasonable for inclusion in such statements and applications, including, without limitation, all requisite financial statements and schedules.

     6.1.3 Access to Information. Lakota, together with its appropriate attorneys, agents and representatives, have made and shall be permitted to make a full and complete investigation of Infinity and have been granted and shall be granted full access to all of the books and records of Infinity during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior written consent of the other, and further, Lakota covenants and agrees with both Jalali and Infinity to treat any and all information obtained during the negotiations between the Parties, through the course of Closing, and as a process or consequence of the transactions contemplated by this Agreement as confidential.

     6.2 To induce Jalali to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made above, Lakota covenants and agrees as follows:

     6.2.1 Access to Information. Jalali, together with his appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of Lakota and have full access to all of the books and records of the other during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other.

     6.2.2 Key Employee. Lakota acknowledges that Jalali is critical to the success of Infinity, and as such, Lakota shall use its best efforts to ensure that Jalali is retained by Infinity as its principal manager following the Final Closing Date under terms and conditions mutually agreeable to the Parties.

                              ARTICLE 7
                            MISCELLANEOUS

     7.1 Expenses. Except as otherwise specifically provided for herein, whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall bear all taxes of any nature (including, without limitation, income, franchise, transfer and sales taxes) and all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such Party's covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the Parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants' fees and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, up to the Final Closing Date.

     7.2 Notices. Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by prepaid telegram or delivered or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:


To Lakota:
Lakota Energy, Inc.
2849 Paces Ferry Road, Suite 710
Atlanta, Georgia 30339
Attn: R.K. (Ken) Honeyman, President
Facsimile (770) 433-8260

with a copy to:
The Law Offices of M. Richard Cutler
610 Newport Center Drive, Suite 800
Newport Beach, CA 92660
Attn: Brian A. Lebrecht, Esq.
Facsimile (949) 719-1988

To Infinity or Jalali:
2-Infinity.com, Inc.
4828 Loop Central Drive, Suite 150
Houston, Texas 77081
Attn: Majed Jalali, President and CEO
Facsimile (713) 592-0378

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such actual delivery (courier receipt). If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given forty-eight (48) hours after deposit thereof in the United States mail, Certified, Return Receipt Requested. If notice is given by telegraph in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time that the telegraphic agency shall confirm delivery thereof to the addressee.

     7.3 Entire Agreement. This Agreement, together with the schedule and exhibits hereto, sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement, or exhibits hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

     7.4    Survival of Representations. All statements of fact
     (including financial statements) contained in the schedules, the exhibits, the certificates or any other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective party hereunder. All representation, warranties agreements and covenants hereunder shall survive the Initial Closing Date and the Final Closing Date and shall remain effective regardless of any investigation or audit at any time made by or on behalf of the parties or of any information a party may have in respect thereto. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any party hereto, notwithstanding that such party knew or should have known at the time that such right or remedy existed.

     7.5 Incorporated by Reference. All documents (including, without limitation, all financial statements) delivered as part hereof or incident hereto are incorporated as a part of this Agreement by reference.

     7.6 Remedies Cumulative. No remedy herein conferred upon any Party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     7.7 Execution of Additional Documents. Each party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby within the time frames described herein. The Parties hereto understand and agree that time is of the essence, and that failure to perform any of the transactions or conveyances described under the Closing procedure, shall render this Agreement null and void.

     7.8 Finders' and Related Fees. Each of the Parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

     7.9 Governing Law. This Agreement has been negotiated and executed in the State of Texas and shall be construed and enforced in accordance with the laws of such state.

     7.10 Forum. Each of the parties hereto agrees that any action or suit which may be brought by any party hereto against any other party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Harris County, Texas.

     7.11 Attorneys' Fees. Except as otherwise provided herein, if a dispute should arise between the parties including, but not limited to arbitration, the prevailing party shall be reimbursed by the nonprevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

     7.12 Binding Effect and Assignment. This Agreement, and the ongoing rights, obligations, privileges and options described herein shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and assigns.

     7.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written hereinabove ("Initial Closing Date").

LAKOTA ENERGY, INC.
a Colorado corporation ("LAKOTA")       Attest:

/s/R.K. Honeyman                        By:/s/Howard Wilson
By: R.K. (Ken) Honeyman
Its: President


2-INFINITY.COM, INC.
a Texas corporation ("INFINITY")        Attest:

                                        By:/s/Michael L. Omer
                                        Secretary
/s/Majed Jalali
By: Majed Jalali
Its: President



Majed Jalali, Stockholder  ("Jalali")


                                        Witnessed:
/s/Majed Jalali
By: Majed Jalali

                                   EXHIBIT A

                      CERTIFICATION OF CORPORATE SECRETARY


(Insert here a certification signed by the Corporate Secretary of 2-Infinity.com, Inc. that the total authorized shares are two thousand (2,000) and that all shares have been issued to and are standing in the name of Majed Jalali.)

                                   EXHIBIT B

                        INFINITY ASSETS AND LIABILITIES


- TUT Systems, Inc. Value Added Reseller Agreement dated May 20, 1999.

                                  EXHIBIT C


TUT Systems, Inc. Value Added Reseller Agreement